EXHIBIT 4.5

Warrant No. 2005A-_____

HANA BIOSCIENCES, INC.
COMMON STOCK WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS WARRANT IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THIS WARRANT MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

This certifies that [_______________] (the “Holder”), or assigns, for value received, is entitled to purchase from Hana Biosciences, Inc., a Delaware corporation (the “Company”), subject to the terms set forth below, a maximum of [_____________] fully-paid and nonassessable shares (subject to adjustment as provided herein) (the “Warrant Shares”) of the Company’s Common Stock, $.001 par value per share (the “Common Stock”), for cash at a price of $1.57 per share (subject to adjustment as provided herein) (the “Exercise Price”) at any time or from time to time up to and including 5:00 p.m. (Eastern Time) on April 22, 2010 (the “Expiration Date”), subject to the Company’s right to redeem this Warrant as described in Section 4 hereof, upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and upon payment of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Exercise Price is subject to adjustment as provided in Section 3 of this Warrant. This Warrant is issued subject to the following terms and conditions:

1. Exercise, Issuance of Certificates. Subject to Section 4 hereof, the Holder may exercise this Warrant at any time or from time to time on or prior to the Expiration Date for all or any part of the Warrant Shares (but not for a fraction of a share) that may be purchased hereunder, as that number may be adjusted pursuant to Section 3 of this Warrant. The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed and executed Form of Subscription delivered, and payment made for such Warrant Shares (such date, a “Date of Exercise”). Certificates for the Warrant Shares so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense as soon as practicable after the rights represented by this Warrant have been so exercised, but in any event not later than three (3) business days following the Date of Exercise. In case of a purchase of less than all the Warrant Shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver to the Holder hereof within a reasonable time a new Warrant or Warrants of like tenor for the balance of the Warrant Shares purchasable under the Warrant surrendered upon such purchase. Each stock certificate so delivered shall be registered in the name of such Holder and issued with a legend in substantially the form of the legend placed on the from of this Warrant.

(a) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(b) Payment of Exercise Price. The Holder shall pay the Exercise Price by delivering immediately available funds to the Company.

2. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all Warrant Shares, will, upon issuance and, if applicable, payment of the applicable Exercise Price, be duly authorized, validly issued, fully paid and nonassessable, and free of all preemptive rights, liens and encumbrances, except for restrictions on transfer provided for herein. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, such number of shares of Common Stock as shall, from time to time, be sufficient therefor.

3. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the total number of Warrant Shares shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.

(a) Subdivision or Combination of Stock. In the event the outstanding shares of the Company’s Common Stock shall be increased by a stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the date hereof into a greater number of shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares issuable hereunder proportionately increased. Conversely, in the event the outstanding shares of the Company’s Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the date hereof into a lesser number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable hereunder proportionately decreased.

(b) Reclassification. If any reclassification of the capital stock of the Company or any reorganization, consolidation, merger, or any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the business and/or assets of the Company (the “Reclassification Events”) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such Reclassification Event lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities, or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any Reclassification Event, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of Warrant Shares), shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or assets thereafter deliverable upon the exercise hereof.

(c) Notice of Adjustment. Upon any adjustment of the Exercise Price or any increase or decrease in the number of Warrant Shares, the Company shall give written notice thereof, by first class mail postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company. The notice shall be prepared and signed by the Company’s Chief Financial Officer and shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4. Redemption of Warrants.

(a)  Redemption. This Warrant may be redeemed at the option of the Company, at any time after the date hereof following a period of thirty (30) consecutive calendar days in which the per share average closing sale price of the Common Stock equals or exceeds an amount that is two hundred percent (200%) of the Exercise Price, on notice as set forth in Section 4(b) hereof, and at a redemption price equal to one-tenth of one cent ($0.001) (the “Redemption Price”) for each Warrant Share purchasable under this Warrant; provided, however, that this Warrant may not be redeemed by the Company unless the resale of the Warrant Shares purchasable hereunder has been registered under the Securities Act of 1933, as amended (the “Act”) or are otherwise freely tradable. For purposes of this Section, the closing sale price of the Common Stock shall be determined by the closing price as reported by the Over-the-Counter Bulletin Board (the “OTCBB”) so long as the Common Stock is quoted on the OTCBB, and if the Common Stock is hereafter listed or quoted on the Nasdaq National Market or SmallCap Market Systems or a national securities exchange, shall be determined by the last reported sale price on the primary exchange or market on which the Common Stock is traded.

(b)  Notice of Redemption. In the case of any redemption of this Warrant, the Company shall give notice of such redemption to the Holder hereof as provided in this Section 4(b). Notice of redemption to the Holder of this Warrant shall be given by mailing by first-class mail, postage prepaid, to the Holder’s last address of record with the Company a notice of such redemption not less than thirty (30) days prior to the date fixed for redemption. Any notice which is given in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice. Each such notice shall specify the date fixed for redemption, the place of redemption and the aggregate Redemption Price, and shall state that payment of the Redemption Price will be made up on surrender of this Warrant at such place of redemption, and that if not exercised by the close of business on the date fixed for redemption, the exercise rights of the Warrant shall expire unless extended by the Company. Such notice shall also state the current Exercise Price and the date on which the right to exercise the Warrant will expire unless extended by the Company.

(c) Payment of Redemption Price. If notice of redemption shall have been given as provided in Section 4(b), the Redemption Price shall, unless the Warrant is theretofore exercised pursuant to the terms hereof, become due and payable on the date and at the place stated in such notice. On and after such date of redemption, the exercise rights of this Warrant shall expire and this Warrant shall be null and void. On presentation and surrender of this Warrant at such place of payment in such notice specified, this Warrant shall be paid and redeemed at the Redemption Price per Warrant Share within ten (10) days thereafter.

5. No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the holder hereof the right to vote or to consent to receive notice as a stockholder of the Company on any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

6. Compliance with Securities Act. The Holder of this Warrant, by acceptance hereof, agrees that this Warrant is being acquired for its own account and not for any other person or persons, for investment purposes and that it will not offer, sell, or otherwise dispose of this Warrant except under circumstances which will not result in a violation of the Act or any applicable state securities laws.

7. Limited Transferability. (a) The Holder represents that by accepting this Warrant it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof. The Holder understands that it must bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless an exemption from such registration is available.

(b) Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

8. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against whom enforcement of the same is sought.

9. Notices. Any notice, request, or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered by hand or messenger or shall be sent by certified mail, postage prepaid, or by overnight courier to each such Holder at its address as shown on the books of the Company or to the Company at its principal place of business or such other address as either may from time to time provide to the other. Each such notice or other communication shall be treated as effective or having been given: (i) when delivered if delivered personally, (ii) if sent by registered or certified mail, at the earlier of its receipt or three business days after the same has been registered or certified as aforesaid, or (iii) if sent by overnight courier, on the next business day after the same has been deposited with a nationally recognized courier service.

10. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

11. Lost or Stolen Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

12. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction (calculated to the nearest 1/100th of a share) multiplied by the then effective Exercise Price on the date the Form of Subscription is received by the Company.

13. Acknowledgement. Upon the request of the Holder, the Company will at any time during the period this Warrant is outstanding acknowledge in writing, in form satisfactory to Holder, the continued validity of this Warrant and the Company’s obligations hereunder.

14. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.

15. Severability of Provisions. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of this 22nd day of April, 2005.

Hana Biosciences, Inc.,
a Delaware corporation

By:________________________________
Name:______________________________
Title:_______________________________